EXHIBIT 99.2

FIRST BUSEY CORPORATION
CERTIFICATION OF THE PRINCIPAL FINANCIAL OFFICER
PURSUANT TO SECTION 111(b) OF EESA
FISCAL YEAR ENDED DECEMBER 31, 2010

I, David B. White, the Chief Financial Officer of First Busey Corporation (“First Busey”), certify, based on my knowledge, that:

(i)                                     The compensation committee of First Busey has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (the “applicable period”), senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to First Busey;

(ii)                                  The compensation committee of First Busey has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Busey and has identified any features of the employee compensation plans that pose risks to First Busey and has limited those features to ensure that First Busey is not unnecessarily exposed to risks;

(iii)                               The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of First Busey to enhance the compensation of an employee, and has limited such features;

(iv)                              The compensation committee of First Busey will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)                                 The compensation committee of First Busey will provide a narrative description of how it limited during the applicable period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First Busey; (B) Employee compensation plans that unnecessarily expose First Busey to risks; and (C) Employee compensation plans that would encourage the manipulation of reported earnings of First Busey to enhance the compensation of an employee;

(vi)                              First Busey has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during the applicable period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)                           First Busey has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the applicable period;

(viii)                        First Busey has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

(ix)                                First Busey and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)                                   First Busey will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the applicable period;

(xi)                                First Busey will disclose the amount, nature, and justification for the offering, during the applicable period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)                             First Busey will disclose whether First Busey, the board of directors of First Busey, or the compensation committee of First Busey has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)                          First Busey has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

(xiv)                         First Busey has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First Busey and Treasury, including any amendments;

(xv)                            First Busey has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)                         I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

By:	/s/ DAVID B. WHITE
David B. White
Chief Financial Officer
First Busey Corporation

Dated:	March 11, 2011